EXHIBIT 99.1

Paramount Gold and Silver Corp. Closes Acquisition of X-Cal Resources and the Sleeper Gold Project

Winnemucca, Nevada – August 23, 2010 – Further to our press release dated June 22, 2010, Paramount Gold and Silver Corp. (NYSE /TSX: PZG) (Frankfurt: WKN: A0HGKQ) (“Paramount”) advises that its previously announced acquisition of X-Cal Resources Ltd. (TSX: XCL)(“X-Cal”) has been approved by 100% of the X-Cal shareholders present or represented by proxy at its recent meeting.  The Supreme Court of British Columbia has approved the transaction and the acquisition is now closed.

Christopher Crupi, CEO of Paramount stated, “We are pleased that the shareholders of X-Cal voted in favor of our offer by an overwhelming majority. We feel that we have strengthened our shareholder base, which is a very important aspect of any resource company.”

“The combination of Paramount and X-Cal creates an unusually strong base of advanced stage exploration projects with outstanding potential for resource growth in secure jurisdictions, within established mining camps, close to existing producers.  The gold exploration business is inherently risky for investors but we believe these risks can be substantially reduced with the right strategy. Our strategy aims to enhance the prospects for investor returns by [1] working in North America only [2] acquiring and expanding deposits that already have defined resources within large-scale geological environments and [3] focusing on projects near producers in established camps where mine-building can be joint-ventured using existing infrastructure,” Crupi said.

The main asset of X-Cal is the former Sleeper gold mine in Nevada, a historic open pit mine which was operated by AMAX Gold from 1986 to 1996  when it produced 1.7Moz of Au and 2.3M oz of Ag at an average cash cost of $158/ounce Au.  The Sleeper Gold Project is a 30 square mile gold district located in Humboldt County, Nevada. A National Instrument 43-101 resource estimation for the Project was completed by X-Cal in November of 2009 which calculated an indicated resource totaling 750,000 ounces of gold and 5 million ounces of silver [26,960,000 tonnes with a 0.40 gpt Au cutoff, grading 0.87 gpt Au and 5.80 gpt Ag] plus an additional 380,000 ounces of gold and 4.2 million ounces of silver in the inferred category [20,000,000 tonnes with a 0.40 gpt Au cutoff grading 0.59 gpt Au and 6.60 gpt Ag. X-Cal has an extensive database which will help to pursue a series of outstanding exploration targets identified at Sleeper.

Other highlights of the combined entity are:

●	Two flagship projects, the San Miguel [northern Mexico] and the Sleeper mine [Nevada] both with National Instrument 43-101 resources and significant additional exploration potential;
●	Experienced personnel poised to aggressively explore and develop its flagship projects;
●	Enhanced market presence with pro forma market capitalization of approximately USD$166 million; and
●	Strong balance sheet and cash position

Shawn Kennedy, former CEO and Director of X-Cal, joined the board of directors of Paramount on closing.

The common shares of X-Cal are expected to be de-listed from the TSX and the company will apply to the relevant securities regulators to cease to be a reporting issuer.  Paramount has moved its head office to Nevada on closing.

BNY Mellon will be mailing the letters of transmittals to the X-Cal shareholders on or about August 27, 2010 after which It is expected that the Toronto Stock Exchange ("TSX") will de-list the common shares of X-Cal at the close of business one or two trading days after the mailing. From the time the Arrangement became legally effective and the TSX de-listing of the X-Cal shares, the X-Cal shares represent the appropriate number of Paramount common shares pursuant to the terms of the Arrangement.

Paramount Gold and Silver Corp.
Christopher Crupi, CEO
Chris Theodossiou, Investor Relations
866-481-2233 / 613-226-9881

Cautionary Note to U.S. Investors Concerning Estimates of Indicated and Inferred Resources: This press release uses the terms “indicated resources” and “inferred resources”.   We advise U.S. investors that while these terms are defined in and permitted by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the Transaction, the expected timetable for completing the Transaction, benefits and synergies of the Transaction, future opportunities for the combined company, expectations regarding the value and benefits of the Transaction and any other statements about Paramount or X-Cal managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: the ability of the parties to consummate the Transaction and satisfy the conditions thereunder; the ability to obtain, and the timing of, the necessary exchange, regulatory and shareholder or stockholder approvals for the Transaction; the impact of any actions taken by any other party to complicate, delay or prevent the Transaction; the ability to realize the anticipated synergies and benefits from the Transaction and the combined company; and the other factors described in Paramount’s Annual Report and Annual Information Form on Form 10-K for the year ended June 30, 2009 and its most recent quarterly reports filed with the SEC available on www.sec.gov and applicable Canadian securities regulators available on www.sedar.com and X-Cal’s filings with the applicable Canadian securities regulators available on www.sedar.com. Except as required by applicable law, each of Paramount and X-Cal disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

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